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Exhibit 5.1

        [OPINION AND CONSENT OF SHUGHART THOMSON & KILROY, P.C.]

Board of Directors
MDU Communication International, Inc.
60 Commerce Way, Unit D
Totowa, New Jersey 07512

        Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by MDU Communications International, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,000,000 shares of Common Stock (the "Shares"), of the Company issuable pursuant to the Company's 2001 Employee Stock Purchase Plan (the "Plan").

        We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the reports or prospectus constituting a part thereof.

Respectfully submitted,
/s/ SHUGHART THOMSON & KILROY, P.C. SHUGHART THOMSON & KILROY, P.C.
Dated: January 28, 2002

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Exhibit 5.1